As filed with the Securities and Exchange Commission on October 23, 2018.

Registration no. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHERN OIL AND GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3848122
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 990

Minnetonka, Minnesota

(Address of principal executive offices)

Northern Oil and Gas, Inc. 2018 Equity Incentive Plan

(Full title of the plan(s))

Erik J. Romslo

General Counsel and Secretary

601 Carlson Pkwy—Suite 990

Minnetonka, Minnesota 55305

(Name and address of agent for service)

(952) 476-9800

(Telephone number, including area code, of agent for service)

With copies to:

Joshua L. Colburn

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)(2)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (3)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(3)	AMOUNT OF REGISTRATION FEE
Common Stock, par value $.001 per share	18,992,502 shares	$3.54	$67,233,457	$8,150

(1)

As described in the Explanatory Note in this registration statement, the number of shares of common stock, $.001 par value per share (“Common Stock”), registered hereby consists of (a) 15,000,000 shares being registered for the first time pursuant to Northern Oil and Gas, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) plus (b) 769,775 unissued shares that were available for future awards under the Northern Oil and Gas, Inc. 2013 Incentive Plan (the “2013 Plan”) as of August 23, 2018 plus (c) up to 3,222,727 shares of Common Stock that were subject to outstanding awards under the 2013 Plan as of August 23, 2018 (the “Outstanding Shares”). The Outstanding Shares will be available for future awards under the 2018 Plan to the extent that the associated awards under the 2013 Plan expire, are cancelled, are forfeited or are settled for cash.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares of common stock as may be issuable pursuant to a stock split, stock dividend or similar adjustment of the outstanding common stock of the Company and additional shares of common stock that may become issuable pursuant to anti-dilution provisions of the Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sales price per share reported on the NYSE American on October 18, 2018.

EXPLANATORY NOTE

On August 23, 2018, the stockholders of Northern Oil and Gas, Inc. (the “Company”) approved the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), which is incorporated herein by reference. Under the 2018 Plan, 15,000,000 shares of the Company’s common stock may be the subject of awards and issued to employees, consultants, and advisors of the Company or any subsidiary, as well as non-employee directors of the Company, plus (i) 769,775 unissued shares that were available for awards under the Company’s 2013 Incentive Plan (the “2013 Plan”) as of August 23, 2018 and (ii) up to 3,222,727 shares of the Company’s common stock that were subject to outstanding awards under the 2013 Plan as of August 23, 2018 (the “Outstanding Shares”). The Outstanding Shares will be available for future awards under the 2018 Plan to the extent that the associated awards under the 2013 Plan expire, are canceled, are forfeited or are settled for cash. Accordingly, this Registration Statement on Form S-8 is being filed for the purpose of registering up to 18,992,502 shares of the Company’s common stock to be issued pursuant to its 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated herein by reference and made a part hereof:

(1)

The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2017 (File No. 001-13471), which incorporates by reference certain portions of the Company’s definitive proxy statement for its 2018 Annual Meeting of Stockholders, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on April 27, 2018;

(2)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules);

(3)

The descriptions of the Company’s Common Stock contained in registration statements filed pursuant to the Exchange Act, together with any amendments or reports filed for the purpose of updating those descriptions.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by the person (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by the person, in connection with the defense or settlement of such action, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director or officer against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director’s or officer’s litigation Expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of Expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification of Expenses may be entitled under any bylaw, agreement or otherwise.

The Restated Certificate of Incorporation of the Company eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except under certain circumstances involving certain wrongful acts such as breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any unlawful acts under Section 174 of the General Corporation Law of the State of Delaware, or for any transaction from which a director derives an improper personal benefit. In addition, the Restated Certificate of Incorporation provides for the broad indemnification of the directors and officers of the Company and for advancement of litigation Expenses to the fullest extent required or permitted by current Delaware law.

The Company has historically maintained directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit	Description	Method of Filing

5.1	Opinion of Faegre Baker Daniels LLP	Filed Electronically

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm	Filed Electronically

23.2	Consent of Weaver and Tidwell, L.L.P., independent public accounting firm	Filed Electronically

23.3	Consent of Whitley Penn LLP, independent auditors	Filed Electronically

23.4	Consent of Ryder Scott Company, L.P., independent consulting petroleum engineers	Filed Electronically

23.5	Consent of Faegre Baker Daniels LLP	Contained in Exhibit 5.1

24.1	Powers of Attorney	(included on signature page)

99.1	Northern Oil and Gas, Inc. 2018 Equity Incentive Plan	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 27, 2018

Item 9.	Undertakings.

A.    The Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on October 23, 2018.

NORTHERN OIL AND GAS, INC.

By	/s/ Erik J. Romslo
Erik J. Romslo Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below also constitutes and appoints Brandon Elliott and Erik J. Romslo, jointly and severally, with full power to act without the joinder of others, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 23, 2018:

Signature	Title

/s/ Brandon Elliott	Chief Executive Officer, Principal Executive Officer
Brandon Elliott

/s/ Nicholas O’Grady	Chief Financial Officer, Principal Financial Officer
Nicholas O’Grady

/s/ Chad Allen	Chief Accounting Officer, Principal Accounting Officer
Chad Allen

/s/ Bahram Akradi	Director
Bahram Akradi

/s/ Jack King	Director
Jack King

/s/ Robert Grabb	Director
Robert Grabb

/s/ Lisa Bromiley	Director
Lisa Bromiley

/s/ Joseph Lenz	Director
Joseph Lenz

Signature	Title

/s/ Michael Frantz	Director
Michael Frantz

/s/ Michael Popejoy	Director
Michael Popejoy

/s/ Roy Easley	Director
Roy Easley